1 66399222v.3 66677276v.1 EXHIBIT 10.1 AMENDED AND RESTATED EMPLOYMENT AGREEMENT This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of December 4, 2020, between Helen of Troy Nevada Corporation, a Nevada corporation (the “Company”), and Julien R. Mininberg (the “Executive”), but effective as of the Effective Date (as defined below). The Company and the Executive sometimes are referred to herein collectively as “the parties” or individually as “a party.” WHEREAS, Executive presently serves as Chief Executive Officer of the Company and Chief Executive Officer of Helen of Troy Limited, a Bermuda company (“Helen of Troy”); and WHEREAS, the Company and Executive previously entered into an amended and restated employment agreement dated as of November 7, 2018 and effective as of March 1, 2019 (as amended, the "Prior Agreement"); and WHEREAS, the Company and Executive desire to extend the Term (as defined below) of Executive’s employment and amend and restate the Prior Agreement as hereinafter provided; and WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement; NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows: 1. Employment and Effective Date. The Company agrees to continue to employ Executive as Chief Executive Officer of the Company. Executive shall also serve as Chief Executive Officer of Helen of Troy and agrees to serve in such additional positions as are reasonably assigned to the Executive by the Company and the Board of Directors (the “Board”) of Helen of Troy, from time to time, during the Term (as defined below). Executive accepts such employment and such appointments, on the terms and subject to the conditions set forth in this Agreement. For purposes of clarity, the Prior Agreement will terminate at 11:59 p.m. on February 28, 2021 and this Agreement will immediately take effect. The effective date of this Agreement shall be March 1, 2021 (the “Effective Date”) Until the Effective Date, except as provided in Section 4(g), neither the Company nor Executive shall have any obligations hereunder and the Company shall have no obligation to provide any compensation or benefit or make any payment under this Agreement. 2. Duties. (a) Executive shall during the Term (as defined below), subject to the control of the Board, have the executive powers of the Chief Executive Officer and exercise active management and supervision over the business and affairs of Helen of Troy and its subsidiaries and its several officers and shall perform such executive and/or administrative duties consistent with the office of

2 Chief Executive Officer of Helen of Troy and the Company as from time to time may be assigned to him by the Board in its judgment and discretion. Executive shall report to the Board. (b) During the Term, Executive shall devote his entire professional business time and all reasonable efforts to his employment and perform diligently his duties under this Agreement. Notwithstanding the foregoing, with prior written approval of the Board, Executive may serve on one (1) “for profit” board, provided that, beginning on March 1, 2022, the Executive may serve on no more than a total of two (2) “for profit” boards. For avoidance of doubt, “for profit” boards can be for public or private companies. In addition, the Executive may also serve on no more than two (2) “not for profit” governing bodies of charities and/or educational institutions at any time during the Term so long as such service does not unreasonably interfere with Executive’s performance of his obligations hereunder. (c) Executive understands that El Paso, Texas is the headquarters of the Company, and agrees that he will devote as much time as deemed required by the Board in El Paso, Texas in performance of his duties under this Agreement. (d) Executive understands and agrees that there will be reasonable domestic and international travel for business purposes customarily required of Executive in his capacity as Chief Executive Officer of Helen of Troy. 3. Term. Subject to Section 5 below, the term of this Agreement shall commence on March 1, 2021 and end on February 29, 2024 (the "Term"). Unless Executive’s employment is terminated prior to the end of the Term, the Executive will retire as of the end of the Term and receive the benefits set forth in Section 6(f). Nothing in this Agreement shall prevent the parties from negotiating an extension of the Term if deemed appropriate. For the avoidance of doubt, the non-renewal or non-extension of the Term shall not be deemed to result in Executive’s termination by the Company without Cause (defined below) or for Good Reason (defined below) and the severance payments under Section 6(c) shall not apply to Executive’s separation from service at the end of the Term, but shall instead result in Executive’s termination with the Company and Helen of Troy pursuant to, and receipt of benefits set forth in, Section 6(f). 4. Compensation. During the Term, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4. (a) Annual Base Salary. During the Term, the Company shall pay to Executive an annual base salary of no less than $1,000,000 per year (the “Base Salary”), payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). The Base Salary shall be reviewed by the Compensation Committee annually. (b) Annual Incentive Bonus. During the Term, Executive shall be eligible to participate in the Helen of Troy Limited 2011 Annual Incentive Plan and any successor annual incentive plan or arrangement in which executive officers of Helen of Troy are eligible to participate (as amended, restated or modified from time to time, the “Annual Incentive Plan”). Except as otherwise set forth in this Agreement, any incentive award under this Section 4(b) shall be subject to, and governed by, the terms and requirements of the Annual Incentive Plan, any applicable award agreement granted thereunder and the following applicable terms and conditions:

3 (i) Performance Opportunity. For the annual performance period commencing March 1, 2021 and ending February 28, 2022, and for each annual performance period commencing thereafter during the Term, Executive shall be eligible to receive an annual performance bonus (the “Fiscal APB”) targeted at 200% of Executive’s Base Salary at the commencement of the applicable annual performance period, with the opportunity to earn up to 1.6 times such target, and a threshold achievement payout of 100% of Executive’s Base Salary at the commencement of such annual performance period; provided that no such threshold, target or maximum opportunity under a Fiscal APB shall exceed the APB Participant Limit (as defined below); and provided further that, in the event of any Base Salary increases during the performance period, any actual payout shall be adjusted for actual Base Salary in accordance with the Annual Incentive Plan, subject to the terms and conditions of the Annual Incentive Plan, and any maximum amount established by the Compensation Committee for the Executive with respect to the corresponding performance period. Notwithstanding the foregoing and for avoidance of doubt, except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii), 6(d)(ii) and 6(f), or a retirement plan or policy described in Section 4(d), no Fiscal APB shall be earned or payable for the applicable annual performance period if the threshold is not achieved, and Executive shall not be entitled to a bonus with respect to any such performance measure if the threshold amount associated with such performance measure is not achieved. (ii) Other Terms of Fiscal APB. Except as expressly provided in this Agreement, the performance goals, target awards, thresholds, maximums and any other terms of any Fiscal APB shall be determined as set forth under the Annual Incentive Plan and at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). (iii) Certain Conditions. (A) Completion of the Performance Period. Except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii), 6(d)(ii) and 6(f), or a retirement plan or policy described in Section 4(d), for purposes of this Agreement, the Annual Incentive Plan and any applicable award agreement granted thereunder, Executive shall not be deemed to be eligible for or to have “earned” any performance-based award under this Agreement, the Annual Incentive Plan or such award agreement unless the applicable performance period has been fully completed and the applicable performance goals have been achieved. (B) Continued Employment; No Pro-Rata Awards. Except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii), 6(d)(ii) and 6(f), or a retirement plan or policy described in Section 4(d), to qualify for and receive payment of any annual incentive award under the

4 Annual Incentive Plan, Executive must remain employed with the Company and Helen of Troy through the last day of the performance period for which such incentive award is payable. For avoidance of doubt, except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii), and 6(d)(ii), Executive shall not be entitled to any pro-rata portion of any annual incentive award for a partial performance period if his employment is terminated at any point on or prior to the last day of the performance period for which such incentive award is payable. (C) APB Participant Limit. Notwithstanding anything contained herein to the contrary, the threshold, target and maximum opportunity or amount of any Fiscal APB that may be established for Executive with respect to any performance period shall be subject to the limitations set forth in the Annual Incentive Plan, including Section 4.10 of the Annual Incentive Plan (or any amended or successor provision relating thereto) (the “APB Participant Limit”). In the event the threshold, target and maximum opportunity or amount of any Fiscal APB contemplated by the first sentence of Section 4(b)(i) exceeds the APB Participant Limit, to the extent required under the Annual Incentive Plan, the rules and regulations of any exchange in which the Shares are traded or listed, or applicable law, the Company shall use its commercially reasonable efforts to obtain shareholders’ approval at an annual general shareholders meeting of an amendment to the Annual Incentive Plan permitting the award of the Fiscal APB as contemplated by the first sentence of Section 4(b)(i). In the event Helen of Troy’s shareholders have not or do not so approve an amendment to the APB Participant Limit, the Company and the Compensation Committee shall be obligated only to grant to Executive a Fiscal APB with terms that do not exceed the APB Participant Limit. (iv) Award Not Guaranteed. The grant of any annual Fiscal APB does not constitute a promise of achievement of such award or payment. (v) Awards Granted Prior to this Agreement. With respect to any performance period ending on or prior to February 28, 2021, Executive shall earn or become vested in the annual cash bonus pursuant to the same performance conditions, payment, vesting and other terms and conditions of an award previously granted to Executive pursuant to the Annual Incentive Plan; for avoidance of doubt, any terms of the Prior Agreement affecting such prior award will be deemed to remain in effect for that purpose, subject only to Section 6 hereof. (c) Long Term Incentive Compensation. During the Term, Executive shall be entitled to participate in the Helen of Troy Limited 2018 Stock Incentive Plan and any successor stock or

5 long-term incentive plan in which executive officers of Helen of Troy are eligible to participate (as amended, restated or modified from time to time, the “Stock Incentive Plan”). Any incentive award under this Section 4(c) shall be subject to, and governed by, the terms and requirements of the Stock Incentive Plan, any award agreement issued thereunder, and the following applicable terms and conditions. (i) Equity Incentive Award. For the performance period commencing March 1, 2021 and ending February 29, 2024, and for each successive three-year performance period commencing thereafter during the Term, Executive shall be eligible to receive a long-term performance bonus (the “Fiscal LTPB”) in the form of an equity incentive award consisting of a grant under the Stock Incentive Plan of performance-based restricted shares (“RSAs”). Notwithstanding the foregoing and for the avoidance of doubt, except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii), 6(d)(iv) and 6(f), or a retirement plan or policy described in Section 4(d), no Fiscal LTPB shall be earned or payable, and Executive shall not be entitled to the vesting of a Fiscal LTPB with respect to any such performance-based RSAs if the threshold amount associated with such performance measure is not achieved for a given Fiscal LTPB. (ii) Performance Opportunity. Executive’s total maximum equity award for each Fiscal LTPB that is granted each fiscal year during the Term will be the lesser of $10,400,000 (two times target) or the LTPB Plan Limit (as defined below) calculated based on the Fair Market Value (as such term is defined under the Stock Incentive Plan) of the RSAs (the “Maximum Grant Amount”). For each Fiscal LTPB, the number of common shares of Helen of Troy (the “Shares”) subject to the performance-based RSA shall be a quotient equal to (A) the Maximum Grant Amount divided by (B) the Fair Market Value (rounded up to the next whole share) of the Shares provided that the number of Shares determined pursuant to the foregoing shall not exceed the LTPB Plan Limit. The performance-based RSA grant under the Stock Incentive Plan will have a threshold award of 25% and a target award of 50% of the total performance-based RSAs granted under the Stock Incentive Plan, which is $2,600,000 and $5,200,000, respectively. The Maximum Grant Amount is the maximum amount payable as a LTPB and represents two times the target award amount such that if the target award is subsequently increased at any time during the Term, the Maximum Grant Amount for any grants made on or after the effective date of such target award increase will continue to be two times the target award amount and the threshold award will continue to be 25% of the Maximum Grant Amount. For purposes of this Section 4(c)(ii), the value of any RSAs shall be calculated based on the per Share Fair Market Value on the date of the grant of such award. (iii) Other Terms of Fiscal LTPB. Notwithstanding the foregoing, the Compensation Committee may increase or decrease the targets, thresholds or maximums for awards of performance-based RSA grants for any

6 performance period at its sole discretion. Except as expressly provided in this Agreement, the performance goals and other terms of any Fiscal LTPB shall be determined at the sole discretion of the Compensation Committee. (iv) Certain Conditions. (A) Completion of the Performance Period. Except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii)-(iii), 6(d)(iii)-(iv) and 6(f), or a retirement plan or policy described in Section 4(d), for purposes of this Agreement, the Stock Incentive Plan and any award agreement granted thereunder, Executive shall not be deemed to be eligible for payment for or to have “earned” any performance-based award under the Stock Incentive Plan or such award agreement unless the applicable performance period has been fully completed and the applicable performance goals have been achieved. (B) Continued Employment; No Pro-Rata Awards. Except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii)-(iii),6(d)(iii)-(iv) and 6(f), or a retirement plan or policy described in Section 4(d), to qualify for any incentive payment under the Stock Incentive Plan, Executive must remain employed with the Company and Helen of Troy through the last day of the performance period for which such incentive payment is payable and, at a minimum, the threshold amount associated with the performance measures must be achieved for such performance period. For avoidance of doubt, except to the extent expressly set forth in Sections 6(b)(iii), 6(c)(ii)-(iii), 6(d)(iii)- (iv) and 6(f), or a retirement plan or policy described in Section 4(d), Executive shall not be entitled to any pro-rata portion of any Fiscal LTPB for a partial performance period if his employment is terminated at any point on or prior to the last day of the performance period for which such incentive award is payable. (C) LTPB Plan Limit. Notwithstanding anything contained herein to the contrary, the number of Shares that shall be established for Executive with respect to any RSA shall be subject to the limitations set forth in the Stock Incentive Plan, including Section 3(a) of the Stock Incentive Plan (or any amended or successor provision relating thereto) (the “LTPB Plan Limit”). In the event (1) there are not a sufficient number of Shares under the Stock Incentive Plan to cause the grant of RSAs or (2) the number of Shares that may be established for any threshold, target and maximum opportunity in any Fiscal LTPB pursuant to Section 4(c)(ii) (as calculated without giving effect to the LTPB Plan Limit) exceeds the LTPB Plan Limit, to the extent required under the Stock Incentive Plan, the rules and regulations of any exchange in which the Shares are traded or listed, or applicable law, the Company shall use its commercially reasonable efforts to obtain shareholders’ approval at an annual

7 general meeting of shareholders to approve of an amendment to the Stock Incentive Plan permitting the award of RSA’s in excess of the LTPB Plan Limit, as contemplated by Section 4(c)(ii). In the event Helen of Troy’s shareholders have not or do not so approve an amendment to the LTPB Plan Limit, the Company and the Compensation Committee shall be obligated only to grant to Executive a Fiscal LTPB with terms that do not exceed the LTPB Plan Limit. (v) Award Not Guaranteed. The grant of any Fiscal LTPB does not constitute a promise of achievement of such award or payment. (vi) Awards Granted Prior to this Agreement. Executive shall continue to be entitled to receive any Shares settled pursuant to any grant of restricted stock units (“RSUs”) and RSAs prior to the Effective Date, subject to the same performance conditions, payment, vesting and other terms and conditions of any such RSU or RSA award previously granted to Executive pursuant to the Stock Incentive Plan (or a predecessor plan); for avoidance of doubt, any terms of the Prior Agreement affecting such prior award will be deemed to remain in effect for that purpose, subject only to Section 6 hereof. (d) Other Benefits. During the Term, the Company shall provide to Executive such health and welfare benefits as may be generally available to other employees of the Company. Executive shall be entitled to six (6) weeks of vacation and such periods of sick leave allowance each year as are determined by the Company per its written policies, procedures and practices applicable to all employees of the Company. Except as described in this Section 4(d), Executive may participate in all retirement and other benefit plans or arrangements of the Company generally available from time to time to executive officers of the Company and for which Executive qualifies under the terms of such plans or satisfies the conditions of such arrangements. In addition, if the Company maintains its retirement plan or policy for executive officers, Executive will not be eligible to participate before March 1, 2022. On or after March 1, 2022, the Executive, in his sole discretion, and upon ninety (90) days prior notice to the Company, may elect to participate and retire under such plan or policy on or after March 1, 2022, but before the end of the Term. If the Executive makes such election, the Executive shall be entitled to receive the benefits under such plan or policy and not those under Section 6(f). (e) Expense Reimbursement. The Company shall reimburse Executive for reasonable travel and other expenses incurred by Executive, including, without limitation travel for Executive for trips to El Paso, Texas in connection with the Executive’s performance of his duties to carry out the Company’s business, subject to Helen of Troy’s written policies, procedures and practices. Notwithstanding the foregoing, Executive shall be responsible for all costs and expenses incurred in connection with his lodging for trips to El Paso, Texas. (f) Annual Physical. The Executive shall be required to have an annual physical, at the Company’s expense, at a reasonable location chosen by Executive. It is expected that the reimbursement or payment of Executive’s annual physical will be excluded from Executive’s

8 taxable income under Section 105 of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.105-11(g). If necessary, based on the good faith determination of the Company, the Company will effect an amendment to the Company health plan to provide this benefit. (g) Legal Fees. The Company will reimburse Executive’s documented, reasonable legal fees billed to Executive in connection with legal advice as to the negotiation and execution of this Agreement, subject to a maximum reimbursement of $5,000. Any reimbursement for legal fees shall be made as soon as practicable after Executive submits documentation of his legal fees incurred, but in no event later than March 15 of the calendar year following the date that this Agreement is executed. 5. Termination. (a) Death. Executive’s employment hereunder shall automatically terminate upon his death. (b) Disability. In the event Executive incurs a Disability (defined below) for a continuous period of one-hundred twenty (120) consecutive days or one hundred eighty (180) cumulative days in any calendar year, the Company may, at its election, terminate Executive’s employment by providing Executive prior written notice of termination. The term “Disability” shall mean any disability or incapacity that so impairs Executive’s mental or physical health that it prevents him from performing the essential functions of his job with or without a reasonable accommodation. (c) Cause. The Company may terminate Executive’s employment for Cause (defined below) by providing written notice, which shall set forth in reasonable detail the facts and circumstances constituting Cause. Except in the case of a for Cause termination under clauses (iv) or (v) below, such termination shall be effective immediately upon the delivery of such notice. Solely in the case of a for Cause termination under clauses (iv) or (v) below that is within the prescribed correction period, such termination shall be effective upon the expiration of thirty (30) days following the date of the delivery of the Company’s written notice of such event by the Company, provided that if such event is capable of being cured as determined in the sole discretion of the Board, then on or before the expiration of the applicable correction period, the Executive shall be afforded an opportunity to meet with and present to the Board Executive’s position regarding the event; provided, however, that the Compensation Committee, in its discretion, may extend such thirty-day cure period by up to fifteen (15) additional days to arrange such opportunity. With respect to a Cause event, “Cause” shall mean: (i) Executive’s commission of an act of fraud, embezzlement or similar action; Executive’s conviction of, or plea of guilty or no contest to, (A) any felony, (B) any crime involving fraud, embezzlement, or (C) other defalcation or any crime involving moral turpitude; (ii) Executive’s commission of any act of dishonesty which is injurious to the business reputation of the Company or Helen of Troy or Executive’s violation of the Company’s insider trading policy;

9 (iii) Executive’s failure to perform his material duties under this Agreement, including without limitation, the failure to follow the directions of the Board; (iv) Executive’s breach of any material provision of this Agreement which, if in the Board’s determination is capable of being cured or corrected, such breach is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company; (v) Executive’s material breach of any written policy of the Company or Helen of Troy, including but not limited to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers of Helen of Troy Limited, which, if in the Board’s determination is capable of being cured or corrected, such breach is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company; or (vi) The breach of any fiduciary duty owed to the Company, Helen of Troy and/or its’ shareholders, which is deemed to be material in the reasonable judgment of the Board. (d) Good Reason. Executive may terminate his employment during the Term for Good Reason (defined below) by providing the Company and the Board prior written notice, which shall set forth in reasonable detail the facts and circumstances of the event constituting Good Reason. “Good Reason” shall mean any of the following if such event occurs without the consent of Executive: (i) Executive shall fail to be vested by the Company or Helen of Troy with the powers and authority of the Chief Executive Officer of Helen of Troy, or if the provision of the bye-laws of Helen of Troy describing the relative duties and responsibilities of the Chief Executive Officer, as in effect on the Effective Date, are changed in any material respect that results in a material diminution of the powers or authority of such office; (ii) a significant change by the Company or Helen of Troy in Executive’s functions, duties or responsibilities which would cause Executive’s position with the Company or Helen of Troy to become of less responsibility or scope from the position and attributes thereof described in Sections 1 and 2 of this Agreement. Notwithstanding the foregoing, the Company and Executive have reasonable expectations that certain current functions, duties, or responsibilities may be delegated to another person during the course of this Agreement. Such delegation would only become effective after the mutual agreement between the Executive and the Company is reached, as evidenced in writing, and only upon such agreement would be deemed not to constitute Good Reason; (iii) other breach of a material provision of this Agreement by the Company;

10 (iv) the Company requires Executive to move his residence more than fifty miles from his current residence; or (v) the refusal of any successor to assume this Agreement in accordance with the terms and conditions of Section 9(g). Notwithstanding anything to the contrary contained herein, no termination for Good Reason can occur unless: (A) the Executive first delivers written notice to the Company not later than ninety (90) days following the date on which Executive first became aware (or reasonably should have become aware) of the event constituting “Good Reason”; and (B) the Company or Helen of Troy, as applicable, fails to remedy the event within thirty (30) days of the delivery of such notice, and (C) the Executive terminates his employment not later than thirty (30) days following the end of such cure period. (e) Voluntary Termination. Upon ninety (90) days’ prior written notice to the Company, Executive may voluntarily terminate his employment with the Company prior to the end of the Term. For purposes of this Agreement, including the termination payments described in Section 6 below, Executive’s separation from service at the end of the Term shall not constitute a voluntary termination under this Section 5(e) or Section 6(a). (f) Termination without Cause. The Company may, upon written notice to Executive, immediately terminate Executive’s employment at any time without Cause. (g) Resignation of Offices and Directorships. Upon any termination of Executive’s employment under this Agreement for any reason, all offices and directorships held by Executive in the Company, Helen of Troy or any of their respective subsidiaries shall be terminated automatically and without further action by Executive as of the date of termination. Executive agrees, at the reasonable request of the Company or the Board, to execute and deliver further documents or instruments and take such other action as may be reasonably necessary or desirable to effect or document any such termination or resignation. 6. Payments to Executive upon Termination. (a) Cause or Voluntary Termination Other than Retirement. In the event of Executive’s termination pursuant to Sections 5(c) or 5(e) other than retirement pursuant to Section 6(f) or, if eligible, a Company retirement plan or policy (as described in Section 4(d)), Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to (i) that portion of any unpaid Base Salary earned by Executive hereunder up to and including the effective date of such termination and (ii) any unpaid incentive payment earned by Executive with respect to any award under the Annual Incentive Plan or Stock Incentive Plan and vested prior to the effective date of such termination. For avoidance of doubt, the Executive shall forfeit any Fiscal APB, Fiscal LTPB, or underlying RSA’s granted that are unvested as of the date the Executive terminates employment under this Section 6(a). (b) Death or Disability. In the event of Executive’s termination of employment pursuant to Sections 5(a) or 5(b), Executive (or his legal representative or beneficiary) shall be entitled to no further compensation or other benefits under this Agreement, except (i) that portion of any unpaid Base Salary earned by Executive hereunder up to and including the effective date of

11 such termination, (ii) any unpaid incentive payment earned by Executive with respect to any award under the Annual Incentive Plan or Stock Incentive Plan and vested prior to the effective date of such termination and (iii) the pro rata portion (as defined below) of any incentive compensation the Compensation Committee, in its reasonable discretion, determines Executive likely would have received for the performance period during which Executive’s employment with the Company terminated had Executive’s employment not terminated, which shall be payable at the time as such payment would be made had Executive’s employment with the Company continued. Notwithstanding the foregoing, nothing in this Agreement shall affect Executive’s right to receive death or disability benefits under the life insurance and disability insurance programs of the Company, Helen of Troy and its subsidiaries. For purposes of this Section 6(b), the term “pro rata portion” shall mean a percentage, when expressed as a fraction, the numerator of which is the number of days during the applicable performance period in which the Executive was an employee of the Company, and the denominator of which is the number of days in such performance period. (c) Termination without Cause or for Good Reason (Not in Connection with a Change of Control). In the event of Executive’s termination of employment pursuant to Sections 5(d) or 5(f) prior to the end of the Term, Executive shall be entitled to any unpaid Base Salary or other benefit earned by him up to and including the date of termination (including any unpaid cash or equity incentive payment earned under the Annual Incentive Plan or the Stock Incentive Plan and vested prior to the effective date of such termination), to be paid in accordance with the Company’s regular pay practices applicable to such earned and vested compensation and benefits; and, subject to Executive’s compliance with Sections 6(i) and 9(a), and Executive’s continuing compliance with Section 7 hereof: (i) A cash payment equal to two (2) times Executive’s then Base Salary; (ii) Without duplicating any payment already owed under this Section 6(c), the pro rata portion (as defined in Section 6(b) above) of any incentive compensation the Compensation Committee, in its reasonable discretion, determines Executive would have received under the Annual Incentive Plan and the Stock Incentive Plan for the performance period during which Executive’s employment with the Company was terminated had Executive’s employment not been terminated, based upon the actual performance of Helen of Troy at the end of such performance period and payable at the same time that such payment would be made during Executive’s regular employment with the Company; (iii) Without duplicating any payment already owed under this Section 6(c), a pro rata portion (as defined below) of any installment of time-vesting RSUs that would have vested as of the anniversary of the grant date that immediately follows the Executive’s date of termination. For purposes of this Section 6(c)(iii), the term “pro rata portion” shall mean, with respect to any award of time-vesting RSUs, a percentage, when expressed as a fraction, the numerator of which is the number of days from and after the anniversary of the grant date that begins the vesting period applicable to such installment of RSUs during which Executive was an Employee of the

12 Company, and the denominator of which is the total number of days in the vesting period(s) applicable to such installment of RSUs assuming Executive was an employee throughout such period and no event or other matter occurred that would accelerate the vesting of such award; (iv) To the extent permitted by benefit plans of the Company or Helen of Troy and its subsidiaries, and applicable law, and so long as Executive makes a timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive shall be entitled to and the Company shall pay for the continuation of health insurance benefits for Executive and his family for a maximum of eighteen (18) months after the date of termination under this Section 6(c) or until Executive is covered by another health insurance policy or is eligible for coverage under an employer-sponsored group health plan during the eighteen-month COBRA period. The Company shall directly pay the premiums for Executive’s continuation coverage to the COBRA administrator on behalf of Executive. Executive acknowledges that the Company’s payment for coverage under COBRA may be a taxable benefit to Executive. Executive and the Company agree that if the COBRA continuation payments provided for in this Section 6(c)(iv) are determined to be discriminatory under the Affordable Care Act nondiscrimination provisions applicable to insured group health plans, the parties will renegotiate Section 6(c)(iv), as applicable, in good faith to avoid the imposition of any excise tax on Executive or the Company. If at the time of his termination under this Section 6(c) the Executive is eligible to retire under any retirement policy of the Company (as described in Section 4(d)) which provides for continued health insurance benefits for a longer period, or at a lower cost, than those described in this Section 6(c)(iv), then the health insurance benefits provided in such retirement plan or policy shall supersede those provided herein; and (v) If the aggregate amount or value of the payments (including equity awards) required under Sections 6(c)(i) through 6(c)(iii) is less than $6,000,000 (the “Threshold Amount”), the Company shall make an additional cash payment to Executive to achieve an aggregate payment amount or value equal to the Threshold Amount, which shall be payable in accordance with the terms and conditions of this Agreement and Section 6(g). Except as provided above in this Section 6(c), no additional unvested or unearned awards under the Annual Incentive Plan or the Stock Incentive Plan will be payable pursuant to a termination of employment under this Section 6(c). Notwithstanding the foregoing, in the event the Executive experiences a termination of employment pursuant to Sections 5(d) or 5(f) prior to the end of the Term, but on or after March 1, 2022, such termination will be deemed to be a Company Requested Early Retirement and Section 6(f) shall apply in lieu of this Section 6(c). (d) Termination without Cause or for Good Reason in Connection with a Change of Control. If prior to the end of the Term there is a Change of Control (as defined in Section 6(e) hereof), and if within six (6) months prior to, on, or within eighteen (18) months following the

13 effective date of such Change of Control, Executive’s employment terminates pursuant to Sections 5(d) or 5(f) hereof, Executive shall be entitled to any unpaid Base Salary and other benefits earned by him up to and including the date of termination (including any unpaid cash or equity incentive payment earned under the Annual Incentive Plan or the Stock Incentive Plan and vested prior to the effective date of such termination), to be paid in accordance with the Company’s regular pay practices applicable to such earned and vested compensation and benefits. Additionally, subject to Executive’s compliance with Sections 6(i) and 9(a), and Executive’s continuing compliance with Section 7 hereof: (i) Subject to Section 6(g)(ii), a cash payment equal to two times: (A) Executive’s then Base Salary at the time of the Change of Control (or if higher, the Executive’s date of termination of employment) plus (B) an amount equal to the target annual incentive under the Annual Incentive Plan for the performance period during which Executive’s employment terminated; (ii) Without duplicating any payment already owed under this Section 6(d), the pro rata portion (as calculated in Section 6(b) above) of any target annual incentive compensation under the Annual Incentive Plan for the performance period during which Executive’s employment with the Company terminated; (iii) Accelerated vesting of all unvested, time-vesting RSUs issued pursuant to the Stock Incentive Plan as of the date on which Executive’s employment with the Company terminated; (iv) Accelerated vesting at the payout level described in this clause (iv) of all outstanding, unearned, performance-based RSAs or RSUs issued pursuant to the Stock Incentive Plan as of the date on which Executive’s employment with the Company terminated (including any outstanding, unearned performance-based RSAs or RSUs covered by Section 4(c)(vi)). The payout shall be at either of the following levels: (1) at the target level, if the grant was made less that one year before the Executive’s date of termination,; or (2) the level at which such performance-based RSAs or RSUs are reasonably on track to perform, as determined by the Compensation Committee of the Company in its sole discretion after reviewing the most recent Company forecast and any other information provided by the Chief Financial Officer or the Executive, if the grant was made exactly one year or more than one year before the Executive’s date of termination; and (v) To the extent permitted by benefit plans of the Company or Helen of Troy and its subsidiaries, and applicable law, and subject to the Executive’s timely COBRA election, the continuation of health insurance benefits for Executive and his family for a maximum of eighteen (18) months after the date of termination or until Executive is covered by another health insurance policy or is eligible for coverage under an employer-sponsored group health plan, if that occurs earlier than eighteen (18) months. The Company shall

14 pay for Executive’s COBRA continuation coverage for so long as such coverage is maintained, and Executive acknowledges that the Company’s payment for coverage under COBRA may be a taxable benefit to Executive. Executive and the Company agree that if the COBRA continuation payments provided for in this Section 6(d)(v) are determined to be discriminatory under the Affordable Care Act nondiscrimination provisions applicable to insured group health plans, the parties will renegotiate this Section 6(d)(v), as applicable, in good faith to avoid the imposition of any excise tax on Executive or the Company. The Company shall pay the COBRA premium directly to the COBRA administrator on behalf of Executive. If, at the time of his termination, under this Section 6(d), Executive is eligible to retire under any retirement policy of the Company (as described in Section 4(d)) which provides for continued health insurance benefits for a longer period, or at a lower cost, than those described in this Section 6(d)(v), then the health insurance benefits provided in such retirement plan or policy shall supersede those provided herein; and (vi) If the aggregate amount or value of the payments (including equity awards) required under Sections 6(d)(i) through 6(c)(iv) is less than the Threshold Amount (as set out in Section 6(c)(v)), the Company shall make an additional cash payment to Executive to achieve an aggregate payment amount or value equal to the Threshold Amount, which shall be payable in accordance with the terms and conditions of this Agreement and Section 6(g). In the event any outstanding equity awards issued pursuant to the Stock Incentive Plan are not assumed in connection with a Change of Control, such awards will immediately vest in accordance with the terms of the Stock Incentive Plan. For the avoidance of any doubt, any payments or benefits provided under this Section 6(d) shall not duplicate or be combined with any payments or benefits owed under Section 6(c). (e) Change of Control Defined. “Change of Control” shall have the same meaning assigned under the Stock Incentive Plan, but, solely for purposes of this Agreement, ignoring the application of the last sentence of the Stock Incentive Plan in effect as of the date of this Agreement (or any equivalent or successor or amended provisions thereof). (f) Retirement or Company Requested Early Retirement (“CRER”). At the end of the Term or earlier if due to a CRER, the Executive shall be entitled to retire and receive the benefits below. For purposes of clarity, a CRER may only occur on or after March 1, 2022 and before February 29, 2024. The Executive shall be entitled to any unpaid Base Salary and other benefits earned by him up to and including the date of termination (including any unpaid Fiscal APB or Fiscal LTPB under the Annual Incentive Plan or the Stock Incentive Plan, respectively, and vested prior to the effective date of such termination), to be paid in accordance with the Company’s regular pay practices applicable to such earned and vested compensation and benefits. Notwithstanding the foregoing and without duplicating any payment already owed under this Section 6(f), the Executive will be entitled to the following with respect to the Fiscal APB for the performance period during which the Executive’s employment is terminated under this Section

15 6(f): (A) if such termination occurs before October 1, 2023, the pro rata portion (as defined in Section 6(b) above) of any incentive compensation which the Compensation Committee, in its reasonable discretion, determines Executive would have received under the Annual Incentive Plan for such performance period had Executive’s employment not been terminated, or (B) if such termination occurs on or after October 1, 2023 and before February 29, 2024, the full Fiscal APB for such year. Under either (A) or (B) in the preceding sentence, the payout will be based upon the actual performance of Helen of Troy at the end of such performance period and payable at the same time that such payment would be made during Executive’s regular employment with the Company. Additionally, subject to Executive’s compliance with Sections 6(i) and 9(a), and Executive’s continuing compliance with Section 7 hereof, Executive shall be entitled to the following: (i) Continued eligibility to vest in any Fiscal LTPB award issued pursuant to the Stock Incentive Plan during the Term or under the Prior Agreement and that remains outstanding as of the date on which Executive’s employment with the Company terminated as of the end of the Term or earlier if due to a CRER. Any RSAs that are eligible to vest under this Section 6(f)(i) shall vest to the Executive at the same time that other participants are eligible to vest in similar awards in accordance with the Stock Incentive Plan and determined based on actual achievement of performance measures. During the vesting period under this Section 6(f)(i), Executive shall make himself available as reasonably necessary to serve as a mentor to his successor and to provide consulting services to the Company to ensure a successful transition following Executive’s retirement. Executive’s mentoring and consulting services shall be provided on an “as needed” basis with the amount and manner of access determined as mutually agreed upon by the Company and the Executive; provided, however, that Executive shall not be considered to have breached this Agreement by reason of a failure of the parties to agree as to the amount or manner of access. Notwithstanding anything to the contrary in the respective award agreements or hereunder, death or Disability after the Term and before payout shall not have any impact on the payout pursuant to this clause. In such circumstance, the Executive, his personal representative or beneficiary shall have the right to vest in the Fiscal LTPB awards to the same extent that other participants are eligible to vest in similar awards in accordance with the Stock Incentive Plan and determined based on actual achievement of performance measures. (ii) Following the Executive’s retirement at the end of the Term or earlier if due to a CRER, Executive and his spouse will each have an independent right to elect to either (i) continue coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or (ii) to receive “Retiree Coverage” under the Company’s health plan as described below. Either the Executive or spouse, but not both, may make the election of COBRA or Retiree Coverage apply to any of Executive’s eligible dependents. The Retiree Coverage will be provided under the Company’s group health plan and will be the same coverage as applies to active employees from time to time. The Retiree

16 Coverage will continue for Executive until the earlier of December 26, 2029 or the date of his death, for Executive’s spouse until December 26, 2029, regardless if the Executive dies before such date, and for each of Executive’s dependents until the earlier of December 26, 2029, the date of Executive’s death, or the date each such dependent ceases to satisfy the definition of dependent under the health benefit plan; provided, however, that such Retiree Coverage will end before the dates specified above if Executive, his spouse, or his dependents, as applicable, become covered under another employer group health plan. Executive must notify the Company within 30 days of any such acquisition of employer group health coverage. If the Executive or spouse elects Retiree Coverage in lieu of COBRA coverage, then at the end of the required COBRA election period, Executive and/or his spouse, as applicable, will have no additional COBRA rights with respect to Executive’s retirement. If Executive or his spouse elect COBRA coverage, Executive will be obligated to pay the full cost (employer and employee premium amounts) for such COBRA coverage and will be responsible for directly remitting payment of the monthly premium for COBRA coverage to the COBRA administrator. If Executive or his spouse elect Retiree Coverage, Executive will be obligated to pay the employee portion of the premium and the Company will pay the employer portion of such premium; however, in order to comply with applicable tax rules and to the extent required, the Company will impute the amount of the employer premium to Executive as income and report it on Form W-2. Executive will be responsible for directly remitting his portion of the monthly premium for Retiree Coverage to the plan administrator. If the health benefit plan does not allow for such Retiree Coverage, the Company will amend the plan to provide for such coverage. If at the time of his retirement the Executive is eligible to retire under any retirement policy of the Company (as described in Section 4(d)) which provides for continued health insurance benefits for a longer period, or at a lower cost, than those described in this Section 6(f)(ii), then the health insurance benefits provided in such retirement plan or policy will supersede those provided herein; provided, that the Executive or his spouse, as applicable, elect to receive such continued health insurance benefits in lieu of COBRA. (iii) In the event a Change of Control occurs following the end of the Term and while Executive is entitled to receive the foregoing benefits, the following shall apply: (A) If, upon a Change of Control, any unearned, performance based RSAs are not assumed in full (including the underlying performance objectives related thereto), then in lieu of clause (i), any restrictions on any unearned, performance based RSAs issued under the Stock Incentive Plan that remain outstanding as of the Change of Control shall immediately lapse and be paid out at one of the following levels: (1) at the target level, if the grant was made less that one year before the Change of Control; (2) the level at which such

17 performance-based RSAs are reasonably on track to perform, as determined by the Compensation Committee of the Company in its sole discretion after reviewing the most recent Company forecast and any other information provided by the Chief Financial Officer or the Executive, if the grant was made exactly one year or greater than one year before the Change of Control; or (3) the level specified by the terms of the Change of Control if the amount would be higher that the payout specified in (1) or (2) above. For the avoidance of doubt, the RSAs will not be treated as assumed in full if the nature of the Change of Control renders the performance measures practically inapplicable and/or unmeasurable. (B) The Company shall cause the successor to continue to provide the health benefits provided for in clause (ii). (g) Timing of Payments. Subject to Executive’s compliance with Sections 6(i) and 9(a), and Executive’s continuing compliance with Section 7: (i) The amount, if any, to be paid under Section 6(c)(i) shall be payable in twenty-four (24) equal, monthly installments, commencing on the first payroll date that is at least sixty (60) but not more than seventy-five (75) days after Executive’s date of termination and continuing on a monthly basis thereafter on the first payroll date of each ensuing calendar month; (ii) The amount, if any, to be paid under Section 6(d)(i) shall be payable in a lump sum cash payment on the first payroll date that is at least sixty (60) but not more than seventy-five (75) days after the later of Executive’s date of termination and the date of the Change of Control; provided, however, that if the Change of Control does not constitute a change in control event with respect to Executive as defined in Section 409A of the Code, then the portion of such amount that is equal to the amount that would have been paid under Section 6(c)(i) had the termination not been in connection with a Change of Control, and that would have been subject to Section 409A of the Code, shall be paid in installments in the same manner as provided in Section 6(g)(i), and the amount equal to the difference between the amount payable under Section 6(d)(i) and the aggregate amount payable under Section 6(c)(i) and that is subject to Section 409A of the Code shall be paid in a lump sum at the same time that the seventh (7th) monthly installment is paid; (iii) The amount, if any, to be paid under Sections 6(c)(v) or 6(d)(vi) shall be added to the payments pursuant to Sections 6(g)(i) or 6(g)(ii), as applicable, allocated proportionally according to the number of monthly installments remaining at the time the amount is determined or in a lump sum payment within thirty (30) days if such monthly installments have been completed. In the event that no monthly installments were paid under Section 6(g)(ii), the amount, if any, to be paid under Section 6(d)(vi) shall be made in a lump

18 sum payment at the same time that the single lump sum payment under Section 6(g)(ii) is payable where the Change of Control constitutes a change in control event as defined in Section 409A of the Code and as contemplated under the first sentence of Section 6(g)(ii) without giving effect to the proviso contained therein; (iv) Payments and benefits owed, if any, under Section 6(c)(iii) hereof shall be paid or provided within sixty (60) days following the date Executive’s employment terminated; and (v) Payments and benefits owed, if any, under Sections 6(d)(ii), (iii) or (iv) hereof shall be paid or provided within 60 days following the later of the date Executive’s employment terminated or the occurrence of the event constituting a Change of Control. Notwithstanding the foregoing, the timing of any amounts to be paid or provided under this Section 6(g) is subject to compliance with Section 409A to the extent any of the payments or benefits are considered non-qualified deferred compensation under Section 409A of the Code. (h) No Further Compensation. Notwithstanding any other provision of this Agreement, the Annual Incentive Plan, the Stock Incentive Plan or any other benefit plan, agreement or arrangement of the Company or Helen of Troy and its subsidiaries, the provisions of this Section 6 exclusively shall govern Executive’s rights to payments upon termination of employment with the Company and its affiliates, and except as expressly set forth in this Section 6, Executive shall have no further right to any compensation or other benefits under this Agreement, the Annual Incentive Plan, the Stock Incentive Plan, related award agreements or such other benefit plans, agreements or arrangements. Under no circumstances will any rights or awards of Executive under the Annual Incentive Plan or the Stock Incentive Plan accelerate and vest upon Executive’s termination, except as otherwise provided in this Section 6 or, if eligible, pursuant to a Company retirement plan or policy (as described in Section 4(d)). (i) Condition to Payment. All payments and benefits due to Executive under Sections 6(c) and 6(d) that are not otherwise required by any rule or regulation issued by any state or federal governmental agency shall be contingent upon execution by Executive of a general release of all claims to the maximum extent permitted by law against Helen of Troy, the Company and their respective affiliates and their respective and former directors, employees and agents, in such form and with such other usual and customary accompanying terms as may be determined by the Board in its reasonable discretion; provided that such general release shall not require Executive to waive rights (A) to payments owed under this Section 6, (B) as a shareholder of the Company, or (C) to any rights to indemnification he may have at the time of termination from employment, subject to the terms and conditions thereof; and such general release shall not impose new restrictions following termination on Executive’s competitive activities within the scope of Section 7(b) except in accordance with this Agreement. (j) No Mitigation or Offset. In the event of any termination of employment under Section 5, Executive shall be under no obligation to seek other employment and the Company will

19 have no right of offset with regard to any severance payment made under Section 6(c) (other than Section 6(c)(iv)) or Section 6(d) (other than Section 6(d)(v)). (k) Notwithstanding anything in the Agreement to the contrary, the Company and the Executive mutually agree that any severance pay received under this Section 6 is intended, in part, to be consideration for the non-competition provisions set forth in Section 7 of this Agreement. 7. Covenants and Confidential Information. Executive acknowledges the Company and Helen of Troy are relying on and expecting Executive’s continued commitment to performance of his duties and responsibilities during the time when Executive is employed by the Company under this Agreement. Executive acknowledges and agrees that his responsibilities are worldwide in scope and that, as a result, the geographic and other restrictions herein on Executive’s ability to compete are fair and reasonable. In light of such reliance and expectation on the part of the Company and Helen of Troy, Executive agrees he will not: (a) disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, Helen of Troy or its subsidiaries, any confidential information relating to the Company, Helen of Troy or any of its subsidiaries’ respective operations, properties or otherwise to its particular business or other trade secrets of the Company, Helen of Troy or any of its subsidiaries, it being acknowledged by Executive that all such information regarding the business of the Company, Helen of Troy or its subsidiaries compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company, Helen of Troy or its subsidiaries is confidential information and the exclusive property of Company, Helen of Troy or its subsidiaries, as the case may be; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is obtainable in the public domain or known in the industry generally, (B) becomes obtainable in the public domain or known in the industry generally, except by reason of the breach by Executive of the terms hereof, or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency. (b) Beginning on the Effective Date and ending upon the conclusion of the twenty-four (24) month period (or the duration permitted by law if shorter) immediately following the date of termination of Executive’s employment with the Company and Helen of Troy for any reason (the “Non-Compete Period”), Executive shall not, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any business whose products or activities compete in whole or in part with any of the products or activities sold or engaged in, respectively, by the Company and Helen of Troy or its subsidiaries during the Non-Compete Period, (a) anywhere in the United States or (b) any country outside the United States in which the Company and Helen of Troy or its subsidiaries are doing business or marketing its services; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities

20 of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Sections 12(b) or (g) of the Exchange Act. Executive further agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Executive understands and agrees that the scope of the Company and Helen of Troy and its subsidiaries’ businesses and the geography of its business under this Agreement may be amended as the such businesses grow. Notwithstanding anything in the Agreement to the contrary, in the event the Executive is a director candidate for any business or non-profit organization (“Organization”) that has any question about whether the Organization may be a competing Organization, Executive shall inform the Board of the opportunity at which time the Board shall either provide or withhold a waiver of the foregoing non-compete restrictions with respect to the opportunity and communicate its decision to the Executive within 10 days from Executive’s notice to the Board of such opportunity. (ii) either for himself or any other person: (A) induce or attempt to induce any employee of the Company or Helen of Troy or any of its subsidiaries to leave the employ of the Company and Helen of Troy or any of its subsidiaries, provided, however, that a general advertisement or solicitation that is not directed specifically to any such employee shall not violate this subsection; (B) in any way interfere with the relationship between the Company, Helen of Troy or any of its subsidiaries and any of their respective employees; (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, Helen of Troy or its subsidiaries; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company, Helen of Troy or its subsidiaries to cease doing business with the Company, Helen of Troy or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company, Helen of Troy or its subsidiaries; or (iii) either for himself or any other person, solicit the business of any person known to Executive to be a customer of the Company, Helen of Troy or its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the products or activities of the Company, Helen of Troy or its subsidiaries. (c) While the restrictive covenants under Section 7(b) are in effect, Executive agrees to advise the Company and Helen of Troy of the identity of any employer of Executive within ten (10) days after accepting any employment. If Executive seeks other employment during the Non- Compete Period, Executive agrees to provide a copy of this Agreement to any prospective employer within a reasonable period of time before accepting employment. The Company and/or Helen of Troy may serve notice upon each such employer that Executive is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

21 (d) Executive and the Company agree, other than with regard to employees in the good faith performance of Executive’s duties with the Company while employed by the Company, both during the Term and after Executive’s employment with the Company terminates, not to knowingly disparage the other party in any manner that is likely to be harmful to it or them or its or their business, business reputation or personal reputation. With respect to the Company, party includes the Company, its officers, directors, employees and agents. This Section 7(d) shall not be violated by statements from either party that are truthful, complete and made in good faith in required response to legal process or governmental inquiry. (e) Executive agrees that any breach of this Section 7 by Executive shall be deemed a material breach of this Agreement. Executive agrees and understands that the remedy at law for any breach by him of this Section 7 would be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of this Section 7, and notwithstanding anything to the contrary in Section 9(l) of this Agreement, the Company, Helen of Troy or its subsidiaries may be entitled to immediate injunctive relief and may obtain temporary orders or other injunctive or provisional relief restraining any further breach in a court of competent jurisdiction. Nothing in this Section 7 shall be deemed to limit the Company, Helen of Troy or any of its subsidiaries’ remedies at law or in equity for any breach by Executive of any of the provisions of this Section 7 which may be pursued or availed of by the Company, Helen of Troy or any of its subsidiaries. Executive agrees that the provisions of this Section 7 shall be enforceable and not impaired in any manner whatsoever as a result of a breach by the Company, Helen of Troy or any of its subsidiaries of any of its obligations, if any, under this Agreement, other than the obligations to pay salary, bonuses, and vested incentive payment awards. Executive agrees that the Company shall be entitled to the injunctive relief provided for herein by posting a bond not to exceed $2,500. (f) Executive acknowledges and agrees that the restrictions imposed by this Section 7 are reasonable with respect to subject matter, time period and geographic area. If the final judgment of a court of competent jurisdiction declares that any provision of this Section 7 is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Section 7 are not affected or impaired in any way and the parties agree that the court making such determination will have the power to limit the provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable provision with a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision. 8. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes as it shall be required legally to withhold.

22 9. Miscellaneous. (a) Deferred Compensation. (i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A the Code at the time of Executive’s termination of employment (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code (together, the “Deferred Compensation”) that is payable within the first six (6) months following Executive’s termination of employment, will be paid in a lump sum on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his date of termination but prior to the six (6) month anniversary of his date of termination, then any payments delayed in accordance with this paragraph will be paid in a lump sum as soon as administratively practicable (but not more than ninety (90) days) after the date of Executive’s death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. (ii) Deferred Compensation otherwise payable or provided pursuant to Sections 6(c) or 6(d) shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Section 409A of the Code. In addition, to the extent a payment of Deferred Compensation payable pursuant to Section 6(c) can be made (or begin to be made) during a period crossing two (2) calendar years as a result of the condition contemplated under Section 6(c) hereof, the payment of the Deferred Compensation shall be made (or begin to be made) in the second calendar year. (iii) The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

23 (iv) In the event that any benefits payable to Executive pursuant to this Agreement, either alone or in conjunction with other compensatory payments, (A) constitute “parachute payments” within the meaning of Section 280G of the Code and (B) but for this Section 9(a)(iv) would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then Executive’s benefits payable hereunder shall be either (1) provided to Executive in full, or (2) provided to Executive to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive, on an after-Excise Tax basis, of the more favorable outcome, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax, in each case, as calculated in the Company’s reasonable judgment. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Agreement or any other arrangement) in violation of Sections 409A or 457A of the Code. Subject to the immediately preceding sentence, any reduction pursuant to clause (2) shall be made by first reducing any cash payments, next by reducing any non-cash benefits, next by reducing any accelerated performance-based equity grants, and finally by reducing any time-vested equity grants, in each case in the reverse order of payment. (v) Notwithstanding anything to the contrary in this Agreement, this Agreement and the benefits provided hereunder are intended to comply, to the extent applicable thereto, with Code Sections 409A and 457A, as well as the respective Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be interpreted and construed consistent with this intent. If Executive or the Company believes, at any time, that any benefit or right provided by this Agreement (including any benefit or right under Section 6(f)) does not comply with Code Section 457A, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 457A (with the most limited possible economic effect on Executive and on the Company, including mitigating, in a manner agreeable to the Company and the Executive, any excise tax and related interest to the Executive), which amendment may include restructuring any equity award in a manner that complies with Code Section 457A. For the avoidance of doubt, the Company shall not be obligated to reimburse or pay on behalf of Executive any excise tax and related interest that may be imposed under Code Section 457A. (vi) “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of Helen of Troy Limited as determined by the Company in its sole discretion regardless of whether the cost of such compensation is actually borne by Helen of Troy Limited. To the extent Executive performs such services for Helen of Troy Limited, as well as for the Company, Helen of Troy and any subsidiary or affiliate of

24 Helen of Troy, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by the Company or Helen of Troy in its sole discretion. (vii) If and to the extent required by Code Section 457A, and subject to Code Section 409A, any Ineligible Compensation (and if applicable any earnings and losses attributable thereto) shall be paid to Executive no later than the last day of the twelfth (12th) month after the end of the taxable year of Helen of Troy Limited during which the right to the payment of such Ineligible Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 457A. (b) Representations and Covenants of Executive. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit Executive from undertaking or performing employment in accordance with the terms and conditions of this Agreement. Executive further covenants that he will not impair his ability to carry out his obligations under this Agreement by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the confidentiality, non-solicitation and non-competition provisions of this Agreement. Furthermore, the Executive represents that he has had the opportunity to consult with an attorney prior to the execution of this Agreement. (c) Decisions by Company or the Board. Any powers or responsibilities granted to or resting with the Board or the Board of Directors of the Company hereunder may be exercised by a committee, appointed by the Board or the Board of Directors of the Company, as applicable, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. (d) Entire Agreement; Conflicts with Other Agreements. With respect to Executive’s employment during the Term, this Agreement contains the entire understanding relating to the subject matter hereof and supersedes any prior written or oral agreements, representations, and understandings, whether written or not, if any, between the Company or any predecessor of the Company and Executive, except as otherwise provided in Sections 4(b)(v) and (c)(vi). The foregoing will apply to the Prior Agreement at 11:59 p.m. on February 28, 2021. In the event of any conflict or inconsistency between the terms of any other agreement between the Company, Helen of Troy, or any of their respective subsidiaries and Executive or any plan of Helen of Troy or its subsidiaries and the terms hereof, the terms of this Agreement shall govern. (e) Exclusivity of Representations. The representations and warranties expressly made in this Agreement are the exclusive representations and warranties made or relied upon by any party in entering into this Agreement. Company and Executive each hereby disclaim reliance on any representation or warranty, express or implied, not expressly set forth herein with respect to any matter whatsoever relating to the subject matter of this Agreement. (f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the

25 terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. (g) Binding Effect and Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and (other than obligations to perform services and to refrain from competition and disclosure of confidential information) his heirs, personal representatives and assigns; provided that Executive may not assign any of his rights, interests or obligations hereunder without the prior written consent of the Company or Helen of Troy. (h) Notices. Unless otherwise provided in this Agreement, all notices, approvals, or other communications purporting to affect the rights of the parties hereunder will be in writing and will be delivered personally or by confirmed facsimile or certified mail, return receipt requested or express courier to the other party at the address of the party set forth below or at such other address as such party notifies to the other party in writing: Company: Helen of Troy Nevada Corporation l Helen of Troy Plaza El Paso, Texas 79912 Attn: Board of Directors With a copy to: Office of General Counsel 1 Helen of Troy Plaza El Paso, Texas 79912 Executive: Julien Mininberg 1 Helen of Troy Plaza El Paso, Texas 79912 Any such notice or communication (i) sent by express courier will be considered delivered or received the next business day; (ii) given personally will be considered delivered or received on the date of such delivery; and (iii) sent by certified mail, return receipt requested, will be considered delivered or received three (3) calendar days after the date of dispatch. (i) Waiver. The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative, and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances. (j) Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to supersede or impair any rights of the Company, Helen of Troy and/or its subsidiaries under any agreement which exists on the Effective Date between the Company, Helen of Troy

26 and/or its subsidiaries and Executive which relates to confidential information, trade secret or inventions of the Company and to the extent there are any inconsistencies between this Agreement and such other agreements, the Company, Helen of Troy and its subsidiaries may elect to determine in its sole discretion which such provisions shall be applicable. (k) Governing Law. This Agreement, including all matters related to its validity, enforceability, construction, interpretation and performance, all aspects of the relationship between the parties contemplated hereby and any disputes or controversies arising therefrom or related thereto, will be governed by and controlled by the laws of the State of Texas (without regard to its conflicts-of-law provisions or principles). (l) Resolution of Disputes. For purposes of this Section 9(l), the term “Dispute” means any claim or controversy that could be brought in a court of law that arises out of or relates in any way to this Agreement or Executive’s employment by Company, including, without limitation, in connection with any compensation award under the Stock Incentive Plan, the Annual Incentive Plan or otherwise as made to Executive by Helen of Troy, the Company or any of its affiliates; provided, however, a Dispute shall exclude claims for: (A) workers compensation benefits; (B) unemployment compensation benefits; (C) benefits pursuant to any employee pension or welfare benefit plan if that plan contains a specific grievance or other procedure for the resolution of disputes under the plan; (D) relief obtained through a filing with a federal, state or local administrative agency (e.g., the NLRB, EEOC); or (E) criminal activity to be reported to appropriate public authorities. To the extent permitted by law or as otherwise expressly provided, Arbitration in accordance with the terms of this Section 9(1) is the exclusive means for resolution of a Dispute. (i) In the event of any Dispute, the “complaining party” shall give the “other party” written notice of the Dispute. The parties shall have ten (10) business days to resolve the Dispute to their mutual satisfaction or, if unsuccessful, an additional five (5) business days to deliver a request to the other party to submit the Dispute to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If such mediation request is accepted, the mediation shall be completed in El Paso County, Texas, or such other location to be agreed upon by the parties, within forty-five (45) days of delivery of the mediation request. Mediation fees shall be paid by Company. (ii) If mediation is unsuccessful, is not timely requested by any party, or is refused by the non-requesting party, either party may then by written notice file a demand for arbitration of the Dispute (“Arbitration Demand”) with JAMS Alternative Dispute Resolution (“JAMS”) located in Dallas, Texas. Any Arbitration Demand must be filed by the initiating party with JAMS and served on the other party within the limitations period that governs the underlying substantive claim. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within fourteen (14) calendar days of the filing of the Arbitration Demand, either party may ask JAMS to furnish the parties with a list of ten (10) names from which the parties shall jointly select an

27 arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator. The place of arbitration shall be in El Paso County, Texas, unless otherwise agreed by the parties, and the Arbitration shall be governed by JAMS Rules for Employment Arbitration. (iii) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. By agreeing to arbitration, the parties hereto do not intend to deprive a court of jurisdiction to issue a pre-arbitral injunction, or with respect to other proceedings described in Sections 7(e) or (f) hereof (or delay any such proceedings), or other order in aid of arbitration. (iv) The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties solely to the extent related to the subject matter of the Dispute. The arbitrator will rule upon motions to compel or limit discovery and will have the authority to impose sanctions to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without reasonable justification or that discovery was refused or objected to without reasonable justification. The arbitration hearing will take place within two hundred forty (240) days after the appointment of the arbitrator. The decision of the arbitrator will be final, binding, and conclusive upon the parties, will be enforceable in a court of law, and will not be appealable. Such decision must be written and supported by written findings of fact and conclusions which set forth the award, judgment, decree or order awarded by the arbitrator. (v) The foregoing arbitration provision applies to any Dispute under this Section 9(l); provided, however, that any party to this Agreement may seek from a court permitted under Section 9(m) such interim, provisional or equitable relief necessary to protect the rights or property of that party, including to equitably or provisionally enforce rights or resolve a dispute relating to Sections 7(a) or 7(b) of this Agreement, or any similar provision under the Stock Incentive Plan or any other plan, arrangement or agreement between Executive and the Company. A party does not waive any right or remedy under this Section 9(l) by filing for such interim, provisional or equitable relief as is provided by Sections 7(e) and (f) hereof, or as is otherwise equitably available; moreover, any interim or provisional relief obtained is to remain in effect until a further ruling on the interim or provisional relief by the Arbitrator, or until the arbitration award is rendered or the controversy is resolved. (vi) Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

28 (m) Venue and Jurisdiction. For claims or disputes that are not subject to Arbitration under Section 9(l) hereof, such as for interim, provisional or equitable relief under Section 9(l)(v), each party hereby consents and agrees that the state and federal courts seated in El Paso County, Texas (and any courts from which appeals from judgments of that court are heard) shall have the exclusive jurisdiction to determine, hear, and enforce such claims or disputes arising out of this Agreement, or otherwise relating to Executive’s employment or separation therefrom, that may be brought in a court of law. Each party irrevocably and unconditionally waives any objection to venue in such courts, including without limitation, any defense of an improper venue or an inconvenient forum. (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. (o) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement. (p) Interpretation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. (q) Assumption. Helen of Troy will require any successor (whether direct or indirect, by purchase, merger, acquisition of assets, consolidation or otherwise) to all or substantially all of the business and/or assets of Helen of Troy to assume and agree to perform the duties and obligations of Helen of Troy and the Company, as the case may be, under this Agreement in the same manner and to the same extent that Helen of Troy and the Company would be required to perform if no such succession had taken place. [Signature Page Follows]

29 IN WITNESS WHEREOF, this Agreement has been executed on the day and year first written above. HELEN OF TROY NEVADA CORPORATION By: /s/ Tessa N. Judge Tessa N. Judge General Counsel EXECUTIVE: /s/ Julien R. Mininberg Julien R. Mininberg, individually The obligations of Helen of Troy Nevada Corporation to Executive hereunder are hereby guaranteed by Helen of Troy Limited, a Bermuda company, and the undersigned subsidiary of Helen of Troy Limited, a Barbados company. HELEN OF TROY LIMITED, a Bermuda company By: /s/ Timothy F. Meeker Timothy F. Meeker Chairman of the Board HELEN OF TROY LIMITED, a Barbados company By: /s/ Timothy F. Meeker Timothy F. Meeker Director